Exhibit 99.1

Lexaria Bioscience Corp. Receives New U.S. Patent Allowance for Cannabinoid
Delivery and Updates its Expanding Patent Portfolio

Kelowna, British Columbia – April 11, 2018 – Lexaria Bioscience Corp. (OTCQX: LXRP) (CSE: LXX) (the “Company” or “Lexaria”), a drug delivery platform innovator, announces it has received another new Notice of Allowance from the United States Patent and Trademark Office (“USPTO”) providing claims that protect processes for making specific compositions of matter for enhanced cannabinoid delivery utilizing its DehydraTECH™ technology. This follows Lexaria’s March 22, 2018 press release announcing receipt of the Notice of Allowance for the compositions of matter. These two Notices of Allowance are expected to become Lexaria’s 3rd and 4th granted patents in the US.

Lexaria’s DehydraTECH™ intellectual property portfolio has expanded greatly and now consists of a wide variety of patent families with multiple applications within. Patent applications span compositions and related methods of manufacture and use for Lexaria’s DehydraTECH™ technology with a broad range of lipophilic active substances in foods, beverages, and nutritional supplements, as well as in topical preparations and pharmaceutical dosage forms.

The first patent family is “Food and Beverage Compositions Infused With Lipophilic Active Agents and Methods of Use Thereof”, under which two US patents have been granted, two US patents have been allowed, and multiple patent applications remain pending. Numerous national phase applications have also been filed under the International Patent Cooperation Treaty (“PCT”). One Australian patent has been granted and patent applications are pending in Australia, Canada, China, the European Union, India, and Japan. Original filing dates for this family begin in 2014.

The second patent family is “Methods for Formulating Orally Ingestible Compositions Comprising Lipophilic Active Agents”, under which a US provisional patent application was filed and a PCT filing was based thereon. There is currently one patent application pending in each of the US, Australia, Canada, China, the EU, India, and Japan. Original filing dates for this family begin in 2015.

The third patent family is “Stable Ready-to-Drink Beverage Compositions Comprising Lipophilic Active Agents”, under which a US provisional patent application was filed and a PCT filing was based thereon. There is currently one patent application pending in each of the US, Australia, Canada, China, the EU, India, and Japan. Original filing dates for this family begin in 2016.

The fourth patent family is “Microwave Processing Methods for Formulating Orally Ingestible Compositions Comprising Lipophilic Active Agents”, under which one US provisional patent application is pending and a PCT filing is planned. Original filing dates for this family begin in 2017.

The fifth patent family is “Food and Beverage Compositions Comprising PDE5 Inhibitors”, under which one US provisional patent application is pending and a PCT filing is planned. Original filing dates for this family begin in 2017.

The sixth patent family is “Transdermal Delivery of Lipophilic Active Agents”, under which one US provisional patent application is pending and a PCT filing is planned. Original filing dates for this family begin in 2018.

Lexaria is now managing a portfolio of more than 35 patent applications in over 40 countries around the world and will continue to develop and strengthen its patent portfolio in the USA, Canada, and internationally. New patent application filings for new patent families are planned during 2018 and Lexaria also expects further patent awards this year. As its patent portfolio expands, Lexaria will be better able to commercialize its technologies and defend its intellectual property.

Lexaria’s patented DehydraTECH™ technology is focused on improved delivery methodologies of many commonly used active pharmaceutical ingredient (“API”) substances. As such, it provides an additional layer of effectiveness that is designed to harmonize with the intellectual property of third parties. Both patented and generic API substances can utilize Lexaria’s patented technology. Lexaria’s long term strategy is to partner with the world’s leading firms as they deliver best-of-class products to their existing large consumer groups.

About Lexaria
Lexaria Bioscience Corp. has developed and out-licenses its disruptive delivery technology that promotes healthier ingestion methods, lower overall dosing and higher effectiveness of lipophilic active molecules. Lexaria has multiple patents pending in over 40 countries around the world and has patents granted in the USA and in Australia for utilization of its DehydraTECHTM delivery technology. Lexaria’s technology provides increases in intestinal absorption rates; more rapid delivery to the bloodstream; and important taste-masking benefits, for orally administered bioactive molecules including cannabinoids, vitamins, non-steroidal anti-inflammatory drugs (NSAIDs), nicotine and other molecules. www.lexariabioscience.com

 For regular updates, connect with Lexaria on Twitter (https://twitter.com/lexariacorp)
 and on Facebook http://tinyurl.com/y8vzcaam

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Bioscience Corp.
Alex Blanchard, Communications Manager
(778) 796-1897
Or
NetworkNewsWire (NNW)
www.NetworkNewsWire.com

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that any additional patent protection will be realized or that patent achievements will deliver material results. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, scientific discovery, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance the Company will be capable of developing, marketing, licensing, or selling edible products containing cannabinoids or any other active ingredient. There is no assurance that any planned corporate activity, scientific research or study, business venture, technology licensing pursuit, patent application or allowance, consumer study, or any initiative will be pursued, or if pursued, will be successful. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patented and patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). Lexaria-associated products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.